SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549




                                   FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                               January 21, 2005
                      ---------------------------------
                      (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



   Colorado                    0-16203                84-1060803
--------------              ----------          --------------------
   (State of                  Commission           (I.R.S. Employer
Incorporation)                File No.           Identification No.)



                  Suite 4300
                  370 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)



      Registrant's telephone number, including area code: (303) 293-9133




                                   N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)











ITEM 2.01 COMPLETION OF ACQUISIITON OR DISPOSITION OF ASSETS.

     On Friday, January 21, 2005, Delta Petroleum Corporation (the "Company," "we" or "our") closed on the previously disclosed acquisition of certain producing properties from Manti Resources, Inc., an unaffiliated privately held Texas corporation, and certain of its related entities (the "Manti Assets"). The agreed upon purchase price of $62.8 million in cash was determined by arms-length negotiations and was reduced to a final amount of $60.4 million, after downward adjustments related to net revenue. Our payment of the purchase price was funded through borrowings under our existing credit facility.

     The purchase included proved reserves internally estimated by us to be approximately 32.5 bcfe (billion cubic feet equivalents), and the effective date of the purchase was December 1, 2004. Current daily production from the Manti Assets, net to us, approximates 12,000 mcfe (thousand cubic feet equivalents) per day. The assets include a 94% working interest and operations of the Caballos Creek Field in Atascosa County, Texas, and a 98% working interest and operations of the Opossum Hollow Field in McMullen County, Texas. Both fields produce from the Wilcox Formation. We also acquired an interest in the Baffin Bay Field in Kenedy County, Texas, where six wells are currently producing natural gas from the Lower Frio Anomolina member. Five of the Baffin Bay wells, in which Delta owns an average working interest of approximately 25%, are operated by Exxon/Mobil Corporation. We also acquired a 73% working interest in one Baffin Bay well which will be operated by us.

     In conjunction with the acquisition of the Manti Assets, we requested redetermination of, and received approval for, a higher borrowing base under our existing credit facility. Effective January 21, 2005, our borrowing base was increased from $90 million to $160 million, of which $155 million is currently outstanding. Approximately $140 million of the debt represents conforming senior debt, while $20 million of the facility is considered non-conforming and carries incentives to have it become conforming by March 31, 2005. Our senior debt facility is with a consortium of banks including JP Morgan Chase, U.S. Bank N.A., Bank of Oklahoma and Hibernia Bank. JP Morgan Chase is the agent for the bank group.

Reports, Opinions and Appraisals
--------------------------------

     We did not engage an independent firm to render a fairness opinion in connection with this transaction. Our Board determined that an independent fairness opinion was unnecessary because it believed that our management possessed sufficient skills and experience to negotiate a fair price for the assets that were acquired. We sought the advice of our independent reservoir engineers, and our own petroleum engineers on staff prepared an internal analysis of the properties before they were acquired, and this analysis was used by us in negotiating the terms of the transaction and in determining the amount of the purchase price. Although we believe our internal analysis is accurate, the process of evaluating exploration prospects and estimating quantities of oil and gas deposits is subject to continuous revision as additional information is made available through geological analysis, drilling, testing, reservoir studies and production history. There can be no assurance that any exploratory or development wells will be successful or that our internal estimates will not be materially revised in subsequent periods.





Past Relationships
------------------

     Manti Resources, Inc. is engaged in the business of oil and gas exploration and development and is not affiliated with us. Prior to the transaction discussed above, we had not engaged in any transactions or had any other types of business relationships with Manti Resources, Inc. or any of its affiliates.

ITEM 8.01 OTHER EVENTS.

     Consistent with our strategy to manage some of the commodity volatility risk when we complete significant acquisitions, along with ongoing commodity risks, we have recently put into place additional commodity hedges. All of the hedges represent "costless collars." The table below summarizes our new commodity hedge positions:

Commodity     Volume              Floor/Ceiling            Term
---------     -----------------   ---------------    -----------------
Crude Oil      6,000 Bbls/month   $35.00 / $49.75    Apr 05  - Dec 05
Crude Oil     40,000 Bbls/month   $40.00 / $50.34    Jul 05  - Jun 06
Natural Gas    3,000 MMBTU/day    $ 5.00 / $ 7.85    Apr 05  - Oct 05
Natural Gas   10,000 MMBTU/day    $ 5.00 / $ 9.60    Jul 05  - Jun 06

     These hedges represent hydrocarbon volumes that approximate 40% of our current daily production.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

     All of the required financial statements and pro forma financial information will be filed by amendment to this Form 8-K no later than April 6, 2005.

     Listed below are the exhibits filed as a part of this Report.

     EXHIBITS:

     Exhibit
     Number                         Description

     10.1 Asset Purchase Agreement dated December 15th, 2004, with Manti Resources, Inc., a Texas corporation, Manti Operating Company, a Texas corporation, Manti Caballos Creek, LTD., a Texas limited partnership, Manti Opossum Hollow, LTD., a Texas limited partnership, J&P Oil and Gas, Inc., a Texas corporation, Lara Energy, Inc., a Texas corporation, and SofRoc Fuel Co., a Texas corporation. (1)

     10.2 First Amendment to Credit Agreement dated as of January 21, 2005 with JP Morgan Chase Bank, N.A., U.S. Bank N.A., Bank of Oklahoma and Hibernia Bank (1)
_____________________

     (1)  Filed herewith electronically.






                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      DELTA PETROLEUM CORPORATION
                                      (Registrant)


Date:  January 24, 2005               By: /s/ Roger A. Parker
                                          --------------------------------
                                          Roger A. Parker, Chief Executive
                                          Officer